Exhibit 99.2
ITEM 6.    SELECTED FINANCIAL DATA.
The following table sets forth certain selected historical financial and operating data of the Company as of the dates and for the periods indicated. The following selected financial data are qualified by reference to, and should be read in conjunction with, "Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations", as well as "Item 8. Financial Statements and Supplementary Data", attached as Exhibit 99.3 and 99.4, respectively, to this Current Report on Form 8-K. Our historical results are not necessarily indicative of the results that may be expected in the future.

	Year Ended December 31,
(In thousands, except per share data)	2019	2018	2017	2016 (1)	2015 (1)
Net sales	$17,522,234	$16,831,605	$14,396,442	$15,339,713	$15,280,044
Cost of goods sold	$11,662,551	$11,311,850	$9,964,967	$10,740,106	$10,724,192
Operating and non-operating expenses, net	$5,000,400	$4,525,117	$3,500,828	$3,525,267	$3,432,171
Income before taxes	$859,283	$994,638	$930,647	$1,074,340	$1,123,681
Income taxes	$212,808	$245,104	$366,864	$387,100	$418,009
Net income from continuing operations	$646,475	$749,534	$563,783	$—	$—
Net income	$621,085	$810,474	$616,757	$687,240	$705,672
Weighted average common shares outstanding during year — assuming dilution	146,417	147,241	147,701	149,804	152,496
Per common share:
Diluted net income from continuing operations	$4.42	$5.09	$3.82	$4.59	$4.63
Dividends declared	$3.05	$2.88	$2.70	$2.63	$2.46
December 31 closing stock price	$106.23	$96.02	$95.01	$95.54	$85.89
Total debt, less current maturities	$2,802,056	$2,432,133	$2,550,020	$550,000	$250,000
Total equity	$3,695,500	$3,471,991	$3,464,156	$3,207,356	$3,159,242
Total assets	$14,645,629	$12,683,040	$12,412,381	$8,859,400	$8,144,771
(1) We elected not to recast the years ended December 31, 2016 and 2015 of the Company's selected financial data for the divested Business Products Group segment as a discontinued operation. As such, the above selected financial data for the years ended December 31, 2016 and 2015 include the results of the divested Business Products Group segment, which impacts the comparability of such periods to the years ended December 31, 2019, 2018 and 2017. Refer to the discontinued operations footnote in the Notes to Consolidated Financial Statements for additional information.
During the fourth quarter of 2019, we approved and began to implement the 2019 Cost Savings Plan, which resulted in recognizing $142.8 million in total restructuring costs and special termination costs primarily related to planned workforce reductions and facility closures and consolidations. Refer to the restructuring footnote in the Notes to Consolidated Financial Statements attached as Exhibit 99.4 to this Current Report on Form 8-K for additional information.